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                          CERTIFICATE OF DESIGNATION,

                       POWERS, PREFERENCES AND RIGHTS OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                           PAR VALUE $.001 PER SHARE

                                       OF

                                MANGOSOFT, INC.

                      ------------------------------------

                       Pursuant to Section 78.1955 of the

                            Nevada Revised Statutes

                      ------------------------------------


     The undersigned hereby certify that they are the duly appointed President and Secretary of MangoSoft, Inc., a Nevada corporation (the "Company"), and pursuant to Nev. Rev. Stat. Sec. 78. 1995, DO HEREBY CERTIFY.

     That, pursuant to the authority conferred upon the Board of Directors of the Company by Article IV of the Company's Articles of Incorporation (the "Articles"), the Board of Directors of the Company, by unanimous written consent adopted the following resolution creating a series of Preferred Stock designated Series A Convertible Preferred Stock.

     WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Articles, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and other rights and qualifications as may be fixed by resolution or resolutions of the Board of Directors and under the General Corporation Law of Nevada; and

     WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority, to authorize and fix the terms of preferred stock to be designated a Series A Convertible Preferred Stock of the Company and the number of the shares constituting such preferred stock;

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series A Convertible Preferred Stock on the terms and with the provisions herein set forth:

     The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Series A Convertible Preferred Stock or the holders thereof are as follows:

     Section 1. Designation and Amount. The shares of such series shall have a par value of $.001 per share and shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be that Two Million Five Hundred Thousand (2,500,000). The original issue price for any share of Series A Preferred Stock (the "Original Issue Price") shall be Four Dollars ($4.00) per shares (as adjusted for any stock splits, stock dividends, recapitalizations or the like).



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     Section 2. Rank. The Series A Preferred Stock shall rank, upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"): (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (the "Senior Securities"), (ii) prior to all of the Company's common stock $.001 par value per share (the "Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities").

     Section 3. Dividends. The holders of Series A Preferred Stock shall not be entitled to receive dividends

     Section 4. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or a sale or transfer of all or substantially all of the Company's assets, the holders of shares of Series A Preferred Stock shall be entitled to receive from the funds and assets (the "Available Funds and Assets") that may be legally distributed to the Company's stockholders (the "Liquidation Preference"), immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of the Original Issue Price. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the Available Funds, and Assets shall be insufficient to permit the payment of the full preferential amounts due to the holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire Available Funds and Assets shall be distributed among the holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

     (b) In the event of a consolidation or merger of the Company, holders of shares of Series A Preferred Stock may elect to either (i) receive the Liquidation Preference before any payment is made to the holders of the Common Stock or any other Junior Securities, and then share ratably with the holders of Common Stock or any other Junior Securities in the distribution of the remaining Available Funds and Assets of the Company, if any; or (ii) receive the kind and amount of consideration which would have been received had such shares of Series A Preferred Stock been converted immediately prior to such consolidation or merger of the Company.

     (c) Upon the completion of the distributions required by Section 4(a), if Available Funds, and Assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

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     Section 5. Conversion of Series A Preferred Stock. The record holders of the Series A Preferred Stock shall have conversion rights as follow:

     (a) Voluntary Conversion. Each share of Series A Preferred Stock shall be convertible in whole or in part, at the option of the holder thereof, at any time after issuance of the Series A Preferred Stock, into shares of Common Stock (the "Conversion Shares"). The initial conversion price will be $4.00 and will be subject to adjustments as set forth in Section 5(d) (the "Conversion Price"). The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate." For purposes of this Paragraph 5, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     (b) Automatic Conversion. The then-outstanding Series A Preferred Stock shall be automatically converted, by virtue of such conditions and without any action on the part of the holder thereof, into that number of shares of Common Stock into which the Series A Preferred Stock would then be converted at the then-effective Conversion Rate if (i) the Company completes an offering of its securities within six months from the consummation of the Company's sale of Series A Preferred Stock, resulting in gross proceeds to the Company of not less than ten million ($10,000,000) dollars (a "Qualified Offering").

     (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is no such transfer agent at the principal executive office of the Company, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates, or (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificates, if mutilated, the Company shall execute and deliver new Preferred Stock Certificates of like tenor and date. However, the


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Company shall not be obligated to ro-issue any lost or stolen Preferred Stock
Certificates if the holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

     (ii) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date a notice of conversion (the "Notice of Conversion") is faxed with evidence of receipt of the transmission to the Company or its transfer agent as the case may be, provided that if the Notice of Conversion is received by the Company after 6:00 pm., New York City time, the Date of Conversion shall be the next business day. The original Series A Preferred Stock certificates representing the shares of Series A Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery, as soon as practicable following the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion.

     (d) Adjustment to Conversion Rate and Conversion Price

     (i) Adjustment to the Conversion Rate due to Stock Split, Stock Dividend or Other Similar Event. If prior to the conversion of all the Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock divided or other similar event, the Conversion Rate and Conversion Price shall be proportionately adjusted, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate and Conversion Price shall be proportionately adjusted.

     (ii) Adjustment Due to Consolidation, Merger, Exchange of Recapitalization, or Other Similar Event. If prior to the conversion of all the Series A Preferred Stock, them shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all of the Company's assets, then the holders of Series A Preferred Stock thereafter shall have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the holders of the Series A Preferred Stock would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Rate and Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

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     (iii) Adjustment Due to Qualified Offering. If, prior to the conversion of all the Series A Preferred Stock, the Company shall issue or sell securities of the Company in a Qualified Offering, then the Conversion Price shall be reduced to an amount equal to Eighty Percent (80%) of the sale price of the Common
Stock sold in such Qualified Offering (or Eighty Percent (80%) of the conversion price of securities convertible into Common Stock sold in such Qualified Offering), but in no event shall the Conversion Price be reduced below Three ($3.00) Dollars.

     (iv) No Fractional Shares. If any adjustment under this Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

     Section 6. Voting Rights.

     (a) In addition to any other rights provided for herein or by law, the holders of Series A Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on an matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series A Preferred Stock is then convertible, calculated to the nearest whole share.

     Section 7. Protective Provisions.

     (a) So long as shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by Nevada Law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

     (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any Senior Securities or Parity Securities so as to affect adversely the Series A Preferred Stock; or

     (ii) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     (b) The Company shall at all times reserve, and keep available for issuance upon the conversion of the Series A Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock.


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     Section 8. Status of Converted Stock. In the event any shares of Series A
Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series and shall not be issuable, by the Company as Series A Preferred Stock.

     Section 9. Miscellaneous.

     (a) There is no sinking fund with respect to the Series A Preferred Stock.

     (b) The shares of the Series A Preferred Stock shall not have any preferences, voting power or relative, participating, optional, preemptive or other special rights except as set forth in this designation and in the Articles of Incorporation of the Corporation, as amended.

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     IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its President and Secretary this 6th day of March, 2000.

                             MANGOSOFT, INC.

                             By:      /s/ Dale Vincent
                                -----------------------------
                                   Name:    Dale Vincent
                                   Title:   President

                             By:      /s/ Selig Zises
                                -----------------------------
                                   Name:    Selig Zises
                                   Title:   Secretary



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